Exhibit 1
Supplemental Information December 31, 2010

1956 - Established as Carswell Federal Credit Union. (1 location on base) 1992 - (4 locations) 2001 - members voted to become a state chartered credit union. (12 locations in 6 counties) 2006 - became OmniAmerican Bank, a mutual savings bank (16 locations - $1.1 billion in assets) 2 History

3 History ...continued... History ...continued... 2010: Members approved plan of conversion from a mutual to stock form. Completion of IPO; Bank became a wholly-owned subsidiary of OmniAmerican Bancorp, traded on NASDAQ as OABC. Jan. 20, 2011 - one-year anniversary as a public company.

4 OmniAmerican Locations OmniAmerican Locations

Income(Loss) Before Taxes 5 Earnings History ($ in 000's)

6 Strategic Plan Goal for 2011: Organically grow the Bank through: Effective life-cycle marketing to our existing customer base; and Developing new commercial and business lending relationships. 2011 Areas of Strategic Focus: Cross-Selling Lending Services Customer Convenience

7 Challenges Asset Quality Efficiency Ratio Loan Demand Name Recognition Regulatory Reform

8 Management Team Management Team 27 years banking experience 22 years banking experience 19 years banking experience 25 years banking experience 28 years banking experience

9 Loan Composition Loan Composition $730.7 $711.0 $723.1 $707.8 $669.5 ($ in millions)

10 Deposit Composition

Indirect Auto Process Loan applications are submitted online by the dealers and reviewed via automated decision matrix Decision matrix accounts for approx 5% of approvals and 20% of declines All other loans are appended for review by Omni loan officer Borrowers' credit worthiness is #1 criteria # Dealers - 121 11

Indirect Auto ...continued... 12 Portfolio Statistics # Loans - 10,978 (57% new auto loans/43% used auto loans). Average Rate - 7.44% Portfolio Size: 12-31-2005 $473 million 12-31-2010 $157 million Average Credit Score - 740. Average Loan to Value - 95% new/103% used Loans to borrowers with credit scores of 660 or less - $17.5 million (11.2% of total indirect automobile loans) Delinquencies > 30 days average < 1% of portfolio Loss History 2008 2009 2010 Indirect Auto .720% .957% .759% Total Loans .40% .71% .89%

13 Mortgage

Commercial 14

Asset Quality 15

Investments 16

Regulatory Capital (Bank Only) 17

OmniAmerican Bancorp, Inc. 18 This information contains forward-looking statements, which can be identified by the use of words such as "estimate," "project," "believe," "intend," "anticipate," "plan," "seek," "expect," "will," "may" and words of similar meaning. These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.